                                                                    EXHIBIT 23.1

                  [RALPH E. DAVIS ASSOCIATES, INC. LETTERHEAD]


                                                                  March 28, 2001

Black Warrior Basin Trust 1994-1
c/o Bank of America
P. O. Box 830650
Dallas, Texas 75283


Attn:  Mr. Ron E. Hooper
       Sr. Vice President, Royalty Management

                                 RE: ESTIMATED RESERVES AND NON ESCALATED FUTURE
                                     NET REVENUE REMAINING AS OF JANUARY 1, 2001
                                       DOMINION BLACK WARRIOR BASIN TRUST 1994-1
                                                      AUDITOR'S PRICING SCENARIO

Gentlemen:

At your request the firm of Ralph E. Davis Associates, Inc. of Houston, Texas has restated the results of its evaluation of February 23, 2001. The earlier evaluation of the Trust's interest in the Black Warrior Basin properties was prepared using a non escalated natural gas pricing scenario based solely upon a sales contract in effect. The purpose of this letter is to restate the value of the Trust's interest by using a price for natural gas as requested by the Trust's auditors. This latter price scenario utilizes both the contract in effect as well as a spot price for gas for future sales.

The reserves associated with these estimates have again been classified in accordance with the definitions of the Securities and Exchange Commission as found in Rule 4-10(a) of regulation S-X of the Securities Exchange Act of 1934. We have also estimated the future net revenue and discounted present value associated with these reserves as of January 1, 2001, utilizing a scenario of non escalated product prices as well as non escalated costs of operations, i.e., prices and costs were not escalated above current values as detailed later in this report. The present value is presented for your information and should not be construed as an estimate of the fair market value.





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DOMINION BLACK WARRIOR BASIN TRUST 1994-1
Estimated Reserves and Non Escalated
Future Revenue Remaining As of January 1, 2001
March 28, 2001, Page No. 2

The results of our study may be summarized as follows:


                         NON ESCALATED PRICING SCENARIO

                    ESTIMATED RESERVES AND FUTURE NET INCOME
                NET TO DOMINION BLACK WARRIOR BASIN TRUST 1994-1
                              AS OF JANUARY 1, 2001


                                                                   Total Proved
                                                                   ------------
                  Net Remaining Sales Gas Reserves:
                    Gas: MMCF                                        56,767,770

                  Future Revenue:
                    Sales Revenue                                  $523,245,156
                    Tax Credit Revenue                               14,250,361
                    Total Revenue                                   537,495,562
                    Production Taxes                                 31,394,709
                    Other Deductions                                          0
                                                                   ------------
                    Future Net Income(FNI)                         $506,100,656

                    FNI Discounted @ 10%                           $284,075,594

The anticipated value of the Section 29 Tax Credit may be summarized as follows:

                    Calendar Year                     Undiscounted                Discounted @ 10%
                    -------------                     ------------                ----------------
                         2001                          $7,572,033                    $7,229,464
                         2001                          $6,678,328                    $5,796,514

Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.

PRICING PROVISIONS

NATURAL GAS - The unit price used throughout this report for natural gas is based upon the auditor's instructions. The existing sales contract is entitled "Amendment Dated July 1, 2000 to the Gas Purchase Agreement dated May 3, 1994". This amendment is effective January 1, 2001 through December 31,


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DOMINION BLACK WARRIOR BASIN TRUST 1994-1
Estimated Reserves and Non Escalated
Future Revenue Remaining As of January 1, 2001
March 28, 2001, Page No. 3


2001, and specifies the price to be paid for each MMBtu of sales gas. The terms and conditions of this amendment were utilized for the indicated time period.

Beginning January 1, 2002 the price in effect for each MMBtu of sales gas was restated to the Henry Hub spot market price for gas in effect as of December 31, 2000. This price of $9.89 per MMBtu was provided to Ralph E. Davis Associates, Inc. and held constant throughout the remaining producing life of the properties.

FUTURE NET INCOME

Future net income is based upon gross income from future production, less appropriate taxes (production, severance, ad valorem or other). Operating costs and any estimated future capital requirements were not considered in the estimation of net income due to the Trust's royalty ownership position. No allowance was made for depletion, depreciation, income taxes or administrative expense.

Future net income has been discounted for present worth at values ranging from 0 to 100 percent using monthly discounting. In this report the future net income is discounted at a primary rate of ten (10.0) percent.

GENERAL

This report should be considered as part of the earlier analysis and report of the Dominion Black Warrior Basin Trust 1994-1's interest position dated February 23, 2001. The only change from the earlier analysis is the price used for natural gas sold after January 1, 2002.


                                                               Very truly yours,




                                                           Allen C. Barron, P.E.
                                                           President